TERMINATION AGREEMENT
          This Termination Agreement (the "Agreement") is entered into by and among Res-Care, Inc., a Kentucky corporation ("Res-
Care"), Redwood Acquisition, Inc., a Kentucky corporation
("Acquiror"), and RWD Holdings, Inc., a Delaware corporation
("Parent"), dated as of June 28, 2000.

                      W I T N E S S E T H :

          WHEREAS, Res-Care, Acquiror and Parent are parties to that certain agreement and plan of merger (the "Merger
Agreement"), dated as of April 12, 2000;

          WHEREAS, the parties have determined that it would be in their mutual best interests to terminate the Merger Agreement pursuant to Section 6.1(a) thereof;

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Termination. The parties hereto agree that, pursuant to Section 6.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated by mutual written consent of the boards of directors of the parties. Such termination shall have the effects set forth in Section 6.5 of the Merger Agreement; it being understood that except as set forth in Section 2 of this Agreement, no payments shall be due by any party hereto pursuant to Section 6.6 of the Merger Agreement.

Expense Sharing. (a) The parties acknowledge that Parent and Acquiror have incurred significant out-of-pocket transaction costs in connection with the Merger Agreement. Res-Care agrees to pay to the shareholders of Parent, within 5 business days following the date hereof, $370,000 in reimbursement of out-of-pocket fees and expenses incurred or to be incurred by such shareholders.

               (b)   The parties agree that neither Parent,
Acquiror nor the shareholders of Parent shall have any obligation with respect to any fees or expenses of Brown, Todd & Heyburn
PLLC.

               (c) Acquiror and Parent shall be responsible for the fees and expenses of (i) counsel to James R. Fornear in an amount not to exceed $40,000 and (ii) counsel to Vincent D.
Pettinelli in an amount not to exceed $40,000.

Release. (a) Res-Care and the Res-Care Related Parties (as hereinafter defined) hereby irrevocably, fully and forever release and discharge each of Acquiror and Parent and any of their respective present, former and future affiliates, and their respective present, former and future officers, directors, partners, members, stock or other security holders, trustees, representatives, advisors or other agents (each, a "Parent Related Party") from any and all claims, actions, causes of actions, suits, complaints, demands, judgments, obligations, damages, losses or liabilities whatsoever (collectively, "Claims"), at law or in equity, whether known or unknown, direct or indirect, contingent or otherwise, which Res-Care or any Res-Care Related Party ever had, now have, or can, shall or may have for, upon, or by reason of or in connection with the Merger Agreement, the negotiation, execution and delivery thereof, and the transactions and other agreements contemplated thereby.

               (b)  Acquiror, Parent and the Parent Related
Parties hereby irrevocably, fully and forever release and discharge each of Res-Care and any of its present, former and future affiliates, and their respective present, former and future officers, directors, partners, members, stock or other security holders, trustees, representatives, advisors or other agents (each, a "Res-Care Related Party") from any and all Claims, at law or in equity, whether known or unknown, direct or indirect, contingent or otherwise, which Acquiror, Parent or any Parent Related Party ever had, now have, or can, shall or may have for, upon, or by reason of or in connection with the Merger Agreement, the negotiation, execution and delivery thereof, and the transactions and other agreements contemplated thereby.

               (c) Nothing in Section 3(a) or (b) hereof shall release any claim arising by reason of or in connection with this Agreement.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and to be performed entirely within such state.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of June 28, 2000.

                              RES-CARE, INC.


                              By:  /s/ Ronald G. Geary
                              Name: Ronald G. Geary
                              Title: President/CEO

                              REDWOOD ACQUISITION, INC.


                              By: /s/ W.R. Dahl
                              Name: W.R. Dahl
                              Title:

                              RWD HOLDINGS, INC.


                              By: /s/ W.R. Dahl
                              Name: W.R. Dahl
                              Title: